                                                                   EXHIBIT 99.1


             T-3 ENERGY SERVICES, INC. ANNOUNCES THE APPOINTMENT OF
                      GUS D. HALAS AS CHAIRMAN OF THE BOARD


HOUSTON, TEXAS (BUSINESS WIRE) - March 8, 2004. T-3 Energy Services, Inc. (NASDAQ: TTES - News) today announced that the company's board of directors has unanimously elected Gus D. Halas, T-3 Energy Services' President and Chief Executive Officer, as its next Chairman. The move will become immediately effective. Mark E. Baldwin, currently non-executive Chairman of the Board, will remain as a member of the board of directors.

Mr. Baldwin commented, "Gus was brought into the company almost a year ago and has made excellent progress in executing our strategic plan. The entire Board felt the timing was right for Gus to assume the additional responsibilities of Chairman."

Mr. Halas joined T-3 in May 2003. Prior to joining T-3, he was President and CEO of Clore Automotive, a Lenexa, Kansas-based manufacturer and distributor of after-market auto parts and supplies. Preceding that, he worked with Marley Cooling Industries as President and COO and was a Division President within Ingersoll-Dresser Pump Company.

"We look forward to continuing the momentum underway in our core businesses, and intensifying the effort to grow both organically and through acquisitions to deliver increased shareholder value," said Halas. "Furthermore, we remain confident in increasing our earnings growth in our core business as we expand our product offerings and by continuing to supply the best product quality, service and delivery to our customers."

T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the upstream oil and gas industry, petrochemical and refinery plants, shipyards and offshore fabrication companies.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by T-3 Energy Services with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward looking statements.

Contact:    Steven J. Brading
            Chief Financial Officer
            Phone:  713-996-4110
            sbrading@t3es.com